Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-188741) and Form S-3 (File No. 333-208748) of First Internet Bancorp (the “Company”), of our reports dated March 14, 2017 on the consolidated financial statements of the Company as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016. We also consent to the incorporation by reference into those registration statements of our report dated March 14, 2017, on our audit of the internal control over financial reporting of the Company as of December 31, 2016, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
March 14, 2017